Exhibit D(188)

INVESTMENT SUBADVISORY AGREEMENT

for Asset Allocation Services for MassMutual RetireSMARTSM by JPMorgan Funds

This Investment Subadvisory Agreement (this “Subadvisory Agreement”), is by and between J.P. Morgan Investment Management Inc. (the “Subadviser”) and MML Investment Advisers, LLC, a Delaware limited liability company (“MML Advisers”), for the MassMutual RetireSMARTSM by JP Morgan Funds (each a “Fund” and collectively, the “Funds”) set forth on Schedule A. Each Fund is a series of MassMutual Select Funds (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”). This Subadvisory Agreement is effective as of the 24th day of September, 2018.

WHEREAS, the Trust has appointed MML Advisers as the investment adviser for each Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement for each Fund provides that MML Advisers may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a subadviser to assume certain responsibilities and obligations of MML Advisers under the Advisory Agreement;

WHEREAS, MML Advisers and the Subadviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, MML Advisers wishes to appoint the Subadviser to serve, and the Subadviser wishes to serve, as subadviser with respect to each Fund with responsibility for providing the Fund with asset allocation services;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MML Advisers and the Subadviser, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a)          MML Advisers hereby appoints the Subadviser, and the Subadviser hereby undertakes to act, as investment subadviser to each Fund to provide asset allocation services to each Fund and such other duties and functions as are hereinafter set forth. The Subadviser shall, in all matters, give to each Fund and the Trust’s Board of Trustees, directly or through MML Advisers, the benefit of the Subadviser’s best judgment, effort, advice and recommendations and shall at all times perform its obligations in compliance with:

(i)          the provisions of the Act and any rules or regulations thereunder and the Internal Revenue Code of 1986, as amended, as applicable to the Fund;

(ii)         any other provisions of state or federal law applicable to the operation of registered investment companies;

(iii)        the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Subadviser by MML Advisers (collectively referred to as the “Trust Documents”);

(iv)        policies and determinations of the Board of Trustees of the Trust and MML Advisers, of which the Subadviser has been notified in writing;

(v)         the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act from time to time; and

(vi)        the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b)          The officers and employees of the Subadviser responsible for providing the services of the Subadviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

2.	Portfolio Construction: Responsibilities of MML Advisers and Subadviser.

(a)          The Subadviser will provide a strategic asset allocation (or “glide path”) and tactical asset allocation for each Fund. MML Advisers will select the mutual funds or exchange-traded funds (each, an “Underlying Fund” and collectively, the “Underlying Funds”), and other investments of each Fund, determine the percentage allocation to each Underlying Fund and perform ongoing due diligence of the Underlying Funds and their investment managers.

(b)          For each Fund, the Subadviser shall annually establish a strategic asset allocation based on its forward looking, long term capital markets assumptions and other factors it considers appropriate in light of the Fund’s investment strategy. The strategic asset allocation for a Fund is a long-term asset allocation determined by the Subadviser to be reasonable and prudent for investors who retire in or close to the target retirement date year indicated in the name of that Fund or, with respect to the MassMutual RetireSMART by JPMorgan In Retirement Fund, for investors who are retired or about to retire. The Subadviser shall periodically review each Fund’s strategic asset allocation in light of changes in its forward looking, long term capital markets assumptions and other factors it considers appropriate in light of the Fund’s investment strategy and make such adjustments thereto as it determines to be reasonable and prudent, which adjustments may be made more frequently than annually. In addition, the Subadviser shall, on a periodic basis (typically monthly), establish a tactical asset allocation for each Fund to reflect the Subadviser’s short- to intermediate-term market outlook. The Subadviser shall change the tactical asset allocation as it determines to be reasonable and prudent.

(c)	Underlying Funds.

(i)	The investments that comprise a Fund’s portfolio will include shares of one or more Underlying Funds selected by MML Advisers. The Subadviser will not have any discretionary authority under this Subadvisory Agreement to select any Underlying Funds. Except as provided in Sub-section (c)(ii) below, the Subadviser will not have authority to manage any investments of any Underlying Fund, or to exercise proxy voting authority with respect to any Underlying Fund.

(ii)	Notwithstanding the provisions of Sub-section (c)(i) above, upon the request of MML Advisers, the Subadviser may provide information to MML Advisers regarding mutual funds or exchange-traded funds managed by the Subadviser or its affiliates (“Subadviser Affiliated Funds”), and MML Advisers may select Subadviser Affiliated Funds for use as Underlying Funds. In addition, MML Advisers may select a fund advised by it and subadvised by the Subadviser for use as an Underlying Fund (“Affiliated Subadvised Funds”). Investment

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management services provided by the Subadviser with respect to any Affiliated Subadvised Funds selected by MML Advisers as Underlying Funds shall be subject to the terms and conditions of the subadvisory agreement between MML Advisers and Subadviser and not by this Subadvisory Agreement.

(d)          When constructing the strategic asset allocations and the tactical asset allocations, the Subadviser shall determine the characteristics of the various asset classes based upon historical returns of the asset classes and other factors the Subadviser determines are reasonable. The Subadviser shall not be required to use the historical or expected returns of the Underlying Funds to establish the strategic asset allocations for the Funds.

(e)          MML Advisers acknowledges and agrees that MML Advisers shall be solely responsible for implementing Subadviser’s asset allocation advice. The Subadviser shall have no liability to MML Advisers or the Funds with respect to MML Advisers’ implementation of its advice to the extent it deviates from the advice provided by Subadviser.

3.	Other Duties of the Subadviser.

(a)          The Subadviser shall provide to MML Advisers such reports for each Fund regarding its services under this Subadvisory Agreement, on a monthly, quarterly or annual basis, as MML Advisers or the Board of Trustees of the Trust shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(b)          The Subadviser shall provide full and prompt disclosure to MML Advisers and the Funds regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to: (i) information regarding any change in control of the Subadviser or any change in its personnel that could affect the services provided by the Subadviser to the Funds hereunder, (ii) information regarding any material adverse change in the condition (financial or otherwise) of the Subadviser or any person who controls the Subadviser at the same time Subadviser discloses this information to its other investment management clients and only to the extent that the disclosure of such information would not violate any applicable laws or regulations, (iii) information regarding the general investment methods of the Subadviser or its principals and affiliates relating to the Funds, (iv) information regarding the results, the disclosure of which would be relevant to the provision of services to the Funds, of any examination or investigation of the Subadviser conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization, if such agency or authority or organization permits such disclosure, relating directly to the services performed by the Subadviser hereunder with respect to the Funds or the investment strategy by which the Funds are managed or members or former members of the portfolio management team of the Funds, (v) summary information regarding the results of any examination or investigation of the Subadviser conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization, if such agency or authority or organization permits such disclosure, that does not relate directly to the services performed by the Subadviser hereunder with respect to the Funds or the investment strategy by which the Funds are managed or members or former members of the portfolio management team of the Funds, (vi) upon request, other information that MML Advisers reasonably deems necessary or desirable to enable MML Advisers to monitor the performance of the Subadviser, and (vii) information about the Subadviser that is required, in the reasonable judgment of MML Advisers and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(c)          The Subadviser (i) shall maintain such books and records as are required under the Act or other applicable law, based on the services provided by the Subadviser pursuant to this Subadvisory

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Agreement and as are necessary for MML Advisers or the Trust to meet its record keeping obligations generally set forth under Section 31 of the Act and rules thereunder; and (ii) shall meet with any persons at the request of MML Advisers or the Board of Trustees of the Trust for the purpose of reviewing the Subadviser’s performance under this Subadvisory Agreement at reasonable times and upon reasonable advance written notice. The Subadviser shall provide the Funds and MML Advisers (or their agents or accountants), upon reasonable prior written request by MML Advisers to the Subadviser, with access to inspect at the Subadviser’s office during normal business hours the books and records of the Subadviser relating to the Funds and the Subadviser’s performance hereunder. The Subadviser agrees that all records which it maintains relating to the Funds are property of the Funds, and the Subadviser will promptly surrender to the Funds any of such records or copies thereof upon a Fund’s request. The Subadviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Subadvisory Agreement.

(d)          The Subadviser agrees to reimburse MML Advisers and the Funds for any reasonable costs, upon evidence of invoices, bills, etc., associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Subadviser, but not including the costs of any supplements disclosing changes in the Funds’ strategic or tactical asset allocations.

(e)          The Subadviser shall not consult with any other subadviser to the Funds or any other subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which MML Advisers serves as investment adviser concerning transactions for the Funds in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(f)          As MML Advisers or the Board of Trustees of the Trust may request from time to time, the Subadviser shall timely provide to MML Advisers (i) information regarding the Funds’ strategic and tactical asset allocations for MML Advisers to include in its commentary in each Fund’s annual and semi-annual reports, in a format approved by MML Advisers, and shall (A)certify that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to the Subadviser’s provision of services to the Funds under this Subadvisory Agreement as reasonably agreed upon between MML Advisers and the Subadviser; (ii) a quarterly certification with respect to compliance matters related to the Subadviser and the Subadviser’s provision of services to the Funds under this Subadvisory Agreement, in a format reasonably requested by MML Advisers, as they may be amended from time to time; and (iii) an annual report from the Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, as well as a quarterly compliance certification, with respect to the design and operation of the Subadviser’s compliance program.

(g)          In the absence of willful misfeasance, bad faith, gross negligence or fraud on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to MML Advisers, the Trust or the Funds, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

4.	Other Activities; Conflicts of Interest.

(a)          Nothing in this Subadvisory Agreement shall prevent MML Advisers or the Subadviser from acting as investment adviser or subadviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MML Advisers or the Subadviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling or trading any securities for

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its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not limit the ability of MML Advisers or the Subadviser, as the case may be, to perform its obligations under this Subadvisory Agreement. MML Advisers recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients or for its own account, including with respect to asset allocation services, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Funds. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Funds or MML Advisers in any way or otherwise be deemed an agent of the Funds or MML Advisers except in connection with the investment management services provided by the Subadviser hereunder.

(b)          In addition, because the Subadviser or its affiliates provide investment management and other services to the Subadviser Affiliated Funds and to the Affiliated Subadvised Funds and receive fees for such services, MML Advisers’ selection of Subadviser Affiliated Funds or Affiliated Subadvised Funds as Underlying Funds would result in a benefit to the Subadviser and/or its affiliates. Such fees or other benefits create an incentive for the Subadviser to increase the allocation to the asset classes that use Subadviser Affiliated Funds or Affiliated Subadvised Funds when providing its asset allocation services. MML Advisers understands and acknowledges that its selection of Subadviser Affiliated Funds or Affiliated Subadvised Funds as Underlying Funds for use by the Funds creates such conflicts of interest.

5.	Compensation of the Subadviser.

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement. [     ].

6.	Representations and Warranties of the Subadviser.

The Subadviser hereby represents and warrants to the Funds and MML Advisers that:

(a)	The Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Subadvisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Subadvisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Funds to MML Advisers; (v) has met and will seek to continue to meet for so long as this Subadvisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory agency or industry self-regulatory organization; (vi) has the authority to enter into and perform the services contemplated by this Subadvisory Agreement; and (vii) will promptly notify MML Advisers of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)	The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide MML Advisers with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Subadvisory Agreement is in effect, a duly authorized officer of the Subadviser shall

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certify to MML Advisers that the Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)	The Subadviser has provided MML Advisers with a copy of its Form ADV Part 2, which as of the date of this Subadvisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to MML Advisers.

(d)	The Subadviser will promptly notify MML Advisers of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for providing services under this Subadvisory Agreement or the Subadviser’s Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of the Subadviser.

(e)	Except as disclosed in the Subadviser’s current Form ADV or JPMorgan Chase & Co.’s current Form 10K or 10Q or disclosed to MML Advisers, there is no pending action, suit, or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Subadviser or any of its principals or affiliates is a party, subject, or target or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Subadviser’s condition (financial or otherwise), business or prospects; (ii) materially impair the Subadviser’s ability to discharge its obligations under this Subadvisory Agreement; or (iii) result in a matter which would require an amendment to the Subadviser’s Form ADV Part 2.

(f)	All references in the Disclosure Documents concerning the Subadviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MML Advisers by the Subadviser or approved by the Subadviser for use in the Disclosure Documents, as well as all performance information provided to MML Advisers by the Subadviser or approved by the Subadviser for use by MML Advisers, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Subadvisory Agreement.

7.	Representations and Warranties of MML Advisers.

(a)	MML Advisers represents and warrants to the Subadviser the following:

(i)	MML Advisers has all requisite corporate power and authority under the laws of the State of Connecticut and federal securities laws and under the Advisory Agreement with each Fund to execute, deliver and perform this Subadvisory Agreement.

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(ii)	MML Advisers is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)	MML Advisers has received a copy of Part 2 of Subadviser’s Form ADV at least two (2) business days prior to the execution of this Subadvisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Subadvisory Agreement.

8.	Covenants of the Subadviser.

(a)          If at any time during the term of this Subadvisory Agreement, the Subadviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Subadviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Subadviser will provide prompt written notification to the Funds and MML Advisers of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b)          The Subadviser agrees that it will not in any way refer directly or indirectly to its relationship with the Funds or MML Advisers, or any of their respective affiliates in offering, marketing or other promotional materials without the prior written consent of MML Advisers.

9.	Confidentiality.

(a)          The Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Funds or MML Advisers that is received by the Subadviser in connection with this Subadvisory Agreement, including information with regard to the portfolio holdings and characteristics of each Fund; provided, however, that nothing in this Section 9 shall limit the ability of the Subadviser to use or to disclose the strategic asset allocation or the tactical asset allocation provided to MML Advisers and the Funds by the Subadviser (the “Asset Allocation Information”) as part of general advertising or disclosure regarding the Subadviser’s expertise and capabilities or its market views or to give the Asset Allocation Information to other clients for whom it provides asset allocation services, provided that any such disclosure does not identify any such Asset Allocation Information as that of a Fund specifically. The Subadviser will restrict access to the Portfolio Information to those employees of the Subadviser who will use such information only for the purpose of fulfilling Subadviser’s obligations pursuant to this Subadvisory Agreement, except as provided in the previous sentence or as provided in the following paragraphs.

Without limiting the foregoing, the Subadviser agrees that any and all Portfolio Information that it obtains pursuant to this Subadvisory Agreement or in connection with the performance of its obligations under this Subadvisory Agreement regarding the Funds, MML Advisers or its or their customers which, in addition to portfolio holdings and characteristics of each Fund, includes, but is not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MML Advisers and will be used exclusively to fulfill the Subadviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Subadviser or agent of the Funds, except as provided in the following paragraph.

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Nothing in the foregoing paragraphs shall prevent the Subadviser from disclosing Portfolio Information or Asset Allocation Information (i) as necessary for the Subadviser to fulfill its obligations pursuant to this Subadvisory Agreement, including disclosure to any affiliates or service providers of the Subadviser, so long the disclosure of the Fund’s portfolio holdings is made in accordance with the Fund’s portfolio holdings disclosure policy which MML Advisers will provide to the Subadviser (collectively, “Representatives”), who will use such information only for the purpose of fulfilling Subadviser’s obligations pursuant to this Subadvisory Agreement; (ii) as required to be disclosed pursuant to a requirement of a governmental agency or state or federal regulatory authorities or applicable law or regulation so long as the Subadviser provides MML Advisers with prompt written notice of such requirement, if possible prior to any such disclosure, except to the extent prohibited by law or regulatory requirement; (iii) approved in writing by MML Advisers for disclosure; (iv) that is publicly known or becomes publicly known through no unauthorized act; (v) that was rightfully received from a third party without obligation of confidentiality; or (vi) that was known to the Subadviser prior to its disclosure to Subadviser on a non-confidential basis from a source other than the Funds, MML Advisers or their representatives, provided that such source is not known by the Subadviser to be bound by a confidentiality agreement, obligation, or undertaking with or other obligation of secrecy or confidentiality to a Fund, MML Advisers or another person.

(b)         MML Advisers acknowledges that the identity of the Asset Allocation Information prior to its implementation or prospectus disclosure by a Fund (“Pre-Implementation Asset Allocation Information”) may constitute confidential information of value to the Subadviser, and agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Pre-Implementation Asset Allocation Information. MML Advisers will restrict access to the Pre-Implementation Asset Allocation Information to those employees of MML Advisers who will use such information only for the purpose of fulfilling MML Advisers’ obligations pursuant to this Subadvisory Agreement and/or providing services to the Funds, except as provided in the following paragraphs.

Without limiting the foregoing, MML Advisers agrees that any and all other confidential information that it obtains pursuant to this Subadvisory Agreement or in connection with the performance of its obligations under this Subadvisory Agreement regarding the Subadviser or its affiliates including, but not limited to, approved lists, internal procedures, compliance procedures, materials responsive to due diligence reviews of the Subadviser or the annual consideration of the reapproval of this Subadvisory Agreement (“Subadviser Confidential Information”) is valuable to the Subadviser and will be used exclusively to fulfill MML Advisers’ obligations under this Subadvisory Agreement and the Advisory Agreement, and will not be disclosed to any other party, including any affiliate of MML Advisers, except as provided in the following paragraph.

Nothing in the foregoing paragraphs shall prevent MML Advisers from disclosing Pre-Implementation Asset Allocation Information or Subadviser Confidential Information (i) as necessary for MML Advisers to fulfill its obligations pursuant to this Subadvisory Agreement or the Advisory Agreement, (ii) as required to be disclosed pursuant to a requirement of a governmental agency or state or federal regulatory authorities or applicable law or regulation so long as MML Advisers provides the Subadviser with prompt written notice of such requirement, if possible prior to any such disclosure, except to the extent prohibited by law or regulatory requirement; (iii) to the Board of Trustees or officers of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants, any other agent of the Trust or MML Advisers, employees of affiliates of MML Advisers and of service providers to the Funds and MML Advisers each of whom will use such information only for the purpose of fulfilling MML Advisers’ obligations pursuant to this Subadvisory Agreement and/or providing services to the Funds (collectively, “Representatives”); (iv) in accordance with the Funds’ portfolio holdings disclosure policy which MML Advisers will provide to the Subadviser;

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(v) approved in writing by the Subadviser for disclosure; (vi) that is publicly known or becomes publicly known through no unauthorized act; (vii) that was rightfully received from a third party without obligation of confidentiality; (viii) that was known to MML Advisers prior to its disclosure to MML Advisers by the Subadviser on a non-confidential basis from a source other than the Subadviser or its representatives, provided that such source is not known by MML Advisers to be bound by a confidentiality agreement, obligation, or undertaking with or other obligation of secrecy or confidentiality to the Subadviser or another person; or (ix) as needed to update the Funds’ Disclosure Documents.

(c)        Each party to this Subadvisory Agreement shall be responsible for any breach of this Section 9 by its Representatives.

(d)        Notwithstanding anything to the contrary in the foregoing, neither party is required to notify the other party with respect to any disclosure given in the course of a routine regulatory examination to regulatory authorities having a jurisdiction over the disclosing party, other than the Subadviser’s disclosure pursuant to Section 3(b)(iv) and (v).

10.	Use of Names.

The names of both MML Advisers and any affiliates of MML Advisers and of the Trust and Funds and any derivative or logo or trademark or service mark or trade name are the valuable property of MML Advisers and such affiliates and the Trust and Funds. The Subadviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MML Advisers or the Trust, as the case may be. The Subadviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, MML Advisers and/or such affiliates or the Trust and Funds shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

MML Advisers shall use the name of the Subadviser and any derivative or logo or trademark or service mark or trade name of the Subadviser only (i) as appropriate to identify the Subadviser as subadviser or former subadviser to the Funds, (ii) as MML Advisers may determine to be required by applicable law, rule or regulation, and (iii) as MML Advisers may otherwise determine to be necessary or appropriate in respect of the business or operation of the Funds in light of the subadvisory relationship created by this Subadvisory Agreement.

11.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Subadvisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 12 hereof, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board of Trustees of the Trust who are not parties to this Subadvisory Agreement or interested persons (as defined in the Act) of any such party, and (ii) by the Board of Trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities (as defined in the Act) of a Fund.

12.	Termination.

(a)          This Subadvisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of a Fund.

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(b)          The Subadvisory Agreement may be terminated by MML Advisers or the Board of Trustees of the Trust: (i) by written notice to the Subadviser with immediate effect, if the Subadviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Subadviser with immediate effect, if the Subadviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Subadviser with immediate effect, if MML Advisers or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of a Fund, including without limitation a determination by MML Advisers or the Board of Trustees of the Trust that the Subadviser has breached an obligation or duty under this Subadvisory Agreement; or (iv) in its sole discretion, without penalty, upon sixty days prior written notice to Subadviser. This Subadvisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of a Fund (as defined in the Act).

(c)          The Subadvisory Agreement may be terminated by the Subadviser, without penalty at any time, upon sixty days prior written notice, to MML Advisers and the Trust.

(d)          Termination of this Subadvisory Agreement with respect to any one Fund shall not affect the effectiveness of this Subadvisory Agreement with respect to any other Fund.

13.	Indemnification.

(a)          In any action in which MML Advisers or a Fund or any of its or their affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any partners, directors, officers and/or employees of any of the foregoing, are parties, the Subadviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) Subadviser’s reckless disregard, willful misfeasance, bad faith, gross negligence, or fraud in the performance of its duties under this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding the Subadviser contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, shareholder reports, advertisements, sales literature, or other materials pertaining to the Fund prepared for public distribution or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to MML Advisers or the Fund by or on behalf of the Subadviser; or (iii) any violation of federal or state statutes or regulations by the Subadviser; except, in any such case, to the extent that such loss, claim, settlement, damage, charge, liability, cost or expense was the result of the willful misfeasance, bad faith, gross negligence, or fraud of the indemnified party or such party’s reckless disregard of such party’s duties. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which MML Advisers or a Fund may have under any securities laws.

(b)          In any action in which the Subadviser or any of its affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any partners, directors, officers and/or employees of any of the foregoing, are parties, MML Advisers agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) MML Advisers’s reckless disregard, willful misfeasance, bad faith, gross negligence, or fraud in the performance of its duties under

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this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding the Subadviser contained in a Fund’s Prospectus or Statement of Additional Information, proxy materials, shareholder reports, advertisements, sales literature, or other materials pertaining to a Fund prepared for public distribution or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was not made in reliance upon written information furnished to MML Advisers or the Fund by or on behalf of the Subadviser; or (iii) any violation of federal or state statutes or regulations by MML Advisers; except, in any such case, to the extent that such loss, claim, settlement, damage, charge, liability, cost or expense was the result of the willful misfeasance, bad faith, gross negligence, or fraud of the indemnified party or such party’s reckless disregard of such party’s duties. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which the Subadviser or a Fund may have under any securities laws.

(c)          Promptly after receipt by an indemnified party under this Section 13 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 13, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 13 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 13 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 13.

(d)          Under no circumstances shall MML Advisers or the Subadviser be liable for any special, consequential or indirect damages.

14.	Notice.

Any notice under this Subadvisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MML Advisers:	MML Investment Advisers, LLC
100 Bright Meadow Blvd.
Enfield, CT 06082
Attention: Tina Wilson
President

If to the Subadviser:	Jessica Badillo
J.P. Morgan Investment Management Inc.
270 Park Avenue, Floor 22
New York, New York 10017
e-mail address: Jessica.badillo@jpmorgan.com

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Mack Kline
J.P. Morgan Investment Management Inc.
270 Park Avenue, Floor 23
New York, New York 10017
e-mail address: mack.p.kline@jpmorgan.com

If to either MML Advisers or the Subadviser, copies to:

MassMutual Select Funds
100 Bright Meadow Blvd.
Enfield, CT 06082
Attention: Andrew M. Goldberg
Vice President, Secretary, and Chief Legal Officer

15.	Amendments to this Subadvisory Agreement.

This Subadvisory Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees of the Trust and each Fund’s shareholders to the extent required by the Act.

16.	Governing Law.

This Subadvisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

17.	Survival.

The provisions of this Subadvisory Agreement shall survive the termination or other expiration of this Subadvisory Agreement with respect to any matter arising while this Subadvisory Agreement was in effect.

18.	Assignment; Successors.

No assignment of this Subadvisory Agreement (as defined in the Act) shall be made by the Subadviser without the prior written consent of the affected Fund or Funds and MML Advisers. This Subadvisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

19.	Entire Agreement.

This Subadvisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

20.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

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21.	Severability.

If any one or more provisions in this Subadvisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subadvisory Agreement, but this Subadvisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

22.	Third-party Beneficiaries.

The Trust and the Funds are third-party beneficiaries of this Subadvisory Agreement and shall be entitled to enforce any and all provisions of this Agreement to the full extent as if they were parties to this Agreement.

23.	Delegation.

The Subadviser may employ an affiliate or a third party to perform any accounting, administrative, reporting, or ancillary services required to enable the Subadviser to perform its functions under this Subadvisory Agreement.  The Subadviser may provide information about the Funds to any such affiliate or other party for the purpose of providing the services contemplated under this clause subject to the provisions of Section 9 of this Subadvisory Agreement.  The Subadviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Subadviser of any of its obligations under this Subadvisory Agreement.  The Subadviser agrees that it remains liable to MML Advisers for an affiliate’s or third party’s acts and omissions to the same extent as if the Subadviser itself had acted or failed to act instead of the affiliate or third party.

24.	Counterparts.

This Subadvisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Fund, MML Advisers and the Subadviser have caused this Subadvisory Agreement to be executed as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By:	/s/Douglas Steele
Name:	Douglas Steele
Title:	Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/Jessica Badillo
Name:	Jessica Badillo
Title:	Vice President

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Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS

on behalf of each Fund listed on Schedule A

By:	/s/Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer

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Schedule A

MassMutual RetireSMART by JPMorgan In Retirement Fund
MassMutual RetireSMART by JPMorgan 2010 Fund
MassMutual RetireSMART by JPMorgan 2015 Fund
MassMutual RetireSMART by JPMorgan 2020 Fund
MassMutual RetireSMART by JPMorgan 2025 Fund
MassMutual RetireSMART by JPMorgan 2030 Fund
MassMutual RetireSMART by JPMorgan 2035 Fund
MassMutual RetireSMART by JPMorgan 2040 Fund
MassMutual RetireSMART by JPMorgan 2045 Fund
MassMutual RetireSMART by JPMorgan 2050 Fund
MassMutual RetireSMART by JPMorgan 2055 Fund
MassMutual RetireSMART by JPMorgan 2060 Fund

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Appendix A

The Subadviser shall provide to MML Advisers the following:

1.	Subadviser Commentary (The Subadviser will aim to provide as much of the following information as possible by, at the earliest, the 15th business day after the end of every quarter): The commentary should include information on the following topics:

a.	The Subadviser’s strategic and tactical asset allocation.

b.	TheSubadviser’s market outlook.

2.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the strategic and tactical asset allocation of each Fund, the reasons for those allocations, and to gain valuable insights into each Fund provided by the manager.

3.	Annual On-Site Meeting - As part of MML Advisers’ due diligence process, members of MML Advisers’ Investment Group arrange an “on site” meeting with each of the managers in MML Advisers’ Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information.

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